Exhibit 99.1

[SYNTROLEUM LOGO]	PRESS RELEASE

SYNTROLEUM ANNOUNCES 2Q 2003 RESULTS;

1st HALF NEGATIVE CASH FLOW REDUCED 68%

For Release

Tuesday, July 29, 2003

Contact:	Ron Stinebaugh

Syntroleum Corporation

(918) 592-7900

www.syntroleum.com

Tulsa, OK, July 29, 2003 (PR NEWSWIRE)—Syntroleum Corporation (NASDAQ: SYNM) today announced unaudited financial results for the second quarter ended June 30, 2003. Second quarter 2003 revenue increased to $13.0 million from $4.2 million for the second quarter 2002. For the first six months of 2003, revenue was $14.5 million compared to $5.3 million for the first six months of 2002. Included in the Company’s second quarter revenue is $12 million related to the conversion of an existing license agreement in which certain license credits and indemnifications were forfeited as reimbursement for research and development costs previously incurred by the Company. This $12 million in revenue is a non-recurring, non-cash item that was previously included on the Company’s balance sheet.

For the second quarter of 2003, the Company reported net income of $23 thousand, or $0.00 per share, compared to a loss of $6.9 million, or ($0.21) per share, in the second quarter of 2002. Excluding the $12 million ($0.36 per share) non-recurring revenue item, an impairment of materials of $2.5 million ($0.07 per share) and the $3.6 million ($0.11 per share) impact of the DOE Catoosa project, net income for the second quarter would have been a loss of $5.9 million and earnings per share would have been a loss of ($0.18) per share. The DOE Catoosa project is a nominal 100-barrel per day plant sponsored by the U.S. Department of Energy, Marathon Oil Company, and Syntroleum that will supply fuels for demonstration in vehicle fleets.

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Syntroleum Announces 2Q 2003 Results . . .

July 29, 2003

For the first six months of 2003, net income was a loss of $16.3 million, or ($0.48) per share compared to a net loss of $13.7 million or ($0.42) per share for the first six months of 2002. Excluding the $12 million ($0.36 per share) non-recurring revenue item, an impairment of materials of $2.5 million ($0.07 per share) and the $14.4 million ($0.43 per share) impact of the DOE Catoosa project, net income for the first six months would have been a loss of $11.4 million and earnings per share would have been a loss of ($0.34) per share.

The Company’s cash balance at the end of the second quarter was $14.5 million, compared to a cash balance of $14.6 million at December 31, 2002. Both of these cash balances include approximately $2.5 million of cash advances related to the DOE Catoosa project. The Company reported success in reducing net cash outflow from $14.4 million for the first six months of 2002 to $112 thousand through the end of the second quarter of 2003. The first six months 2003 net cash outflow includes certain one-time items such as a $3 million private placement and $1.5 million settlement of a note (discussed below). Excluding these two items, negative cash flow for the six months ended June 30, 2003 was $4.6 million, a reduction of 68% compared to the same period last year. The Company continues to focus on additional cost reduction and asset monetization. While the Company expects to take additional steps in the future to reduce cash outflows, there can be no assurances that this reduced level of cash outflow will continue. However, the Company believes it will meet its previously stated objective of achieving a 50% reduction in net cash outflow for the full year 2003.

Second quarter expenses totaled approximately $10.3 million, including $3.6 million of expenditures for the construction of the DOE Catoosa project. Excluding reimbursed plant expenses in both periods, second quarter operating expenses in 2003 were $6.7 million, a decrease of $2.4 million compared to the same period in 2002, despite one-time severance expenses of $692 thousand for lay-offs occurring in April 2003. Since the DOE Catoosa project is not for commercial operations, these reimbursed costs are recorded as expense in accordance with Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs.” Expenses for the construction of the Catoosa plant do not negatively impact the Company’s current cash balance since they are funded by Marathon through a $21.3 million promissory note that is recorded as convertible debt on the Company’s balance sheet. The only form of repayment of the note is through contributions to the project from third parties, credits against future license fees or conversion into the Company’s stock at no less than $6 per share.

On July 21, 2003, the Company closed the previously announced sale of its 75% interest in a Houston-area residential subdivision. The sale generated total cash proceeds of $3.9 million after expenses, $800 thousand of which was received in the second quarter and $3.1 million that has been received in the third quarter.

Syntroleum Announces 2Q 2003 Results . . .

July 29, 2003

“Syntroleum’s financial performance for the second quarter was in line with our strategy and expectations, and our focus remains on reducing costs and raising additional cash,” stated Jack Holmes, Syntroleum’s president and chief operating officer. “Our portfolio of opportunities is large and we have a competitive advantage with the proven Syntroleum Process to exploit stranded natural gas assets. We are aggressively pursuing our strategic opportunities and promoting GTL technology, to build meaningful revenue.”

Recent progress related to the Company’s previously announced efforts in Bolivia with Repsol-YPF includes completion of the assessment study commenced late in 2002 for a 13,500 barrel per day GTL plant and the recent commencement of the commercialization study for a 90,000 barrel per day plant As part of this effort, and pursuant to the Company’s previously announced cooperation agreement with Ivanhoe Energy, Inc. (NASDAQ: IVAN), Ivanhoe has joined the commercialization study for the 90,000 barrel per day plant. Ivanhoe will contribute its financial support, knowledge and expertise acquired during the course of its three-year effort to develop large GTL projects in Qatar and Egypt.

These second quarter results include the complete repayment by the Company’s founder, Chairman and Chief Executive Officer, Mr. Kenneth L. Agee, of principal and interest due to the Company in the approximate amount of $1.5 million under loans made by the Company to Mr. Agee under a promissory note dated June 25, 2002. Mr. Agee funded the repayment through loans from other individuals and a financial institution and the sale of 242,813 shares of Syntroleum stock to Mr. Robert Day, a director and current shareholder of the Company. Mr. Agee has pledged 1.3 million Syntroleum shares as collateral for the loans and is establishing a plan to sell 650,000 of these shares pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934. Proceeds from these sales will be used to repay the loans from other individuals and the financial institution. As a result of this settlement, the Company has no additional loans outstanding with Mr. Agee.

“In summary, the Company continues to make progress in its defined strategies to reduce costs, monetize non-core assets and raise additional financing. We expect to take additional steps pursuant to these strategies during the remainder of 2003. We have a number of attractive projects in varying phases of development. We are looking to secure partners to progress the projects and further enhance financial flexibility. These actions are necessary to meet our financial needs through 2004. In addition, the Company is prepared to sell additional equity if it is required to pursue our project opportunities.”

The Company’s second quarter 2003 conference call will take place today, Tuesday, July 29, 2003 at 4:00 PM EDT, during which Syntroleum’s senior management will discuss financial results for the period and progress on the Company’s commercial GTL barge project and other important activities. A web cast of the call will be available via the Internet by accessing www.syntroleum.com. Listeners should allow a few

Syntroleum Announces 2Q 2003 Results . . .

July 29, 2003

minutes for registration into the web site. A replay of this conference call will be available on the web site under the Syntroleum Investor Relations tab for a period of one year.

Syntroleum Corporation owns a proprietary gas-to-liquids (GTL) process for converting natural gas into synthetic liquid hydrocarbons. The Company plans to use its GTL technology, as well as other third party gas processing technologies, to develop and participate in gas monetization projects in a number of global locations.

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(Tables Follow)

This document includes forward-looking statements as well as historical information. Forward-looking statements include, but are not limited to, statements relating to reduced cash flows, planned steps to reduce costs, monetize non-core assets, and raise cash, the DOE/Catoosa project and other proposed projects, the Syntroleum Process and related technologies and products. When used in this document, the words “anticipate,” “believe,” “estimate,” “expect,” “intent,” “may,” “project,” “plan” “should,” “could,” and similar expressions are intended to be among the statements that identify forward-looking statements. Although Syntroleum believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that debt or equity financing for anticipated GTL or related NGL or oil and gas projects may not be available, the schedule for development, construction and operation of proposed GTL plants may not be met, anticipated appropriation and expenditure of federal monies does not occur, commercial-scale GTL plants do not achieve the same results as those demonstrated on a laboratory or pilot basis or that such plants experience technological and mechanical problems, the potential that improvements to the Syntroleum Process currently under development may not be successful, the impact on plant economics of operating conditions (including energy prices), construction risks, risks associated with investments and operations in foreign countries, the ability to implement corporate strategies, including the continued availability of adequate working capital, competition, intellectual property risks, Syntroleum’s ability to obtain financing and other risks described in the Company’s filings with the Securities and Exchange Commission.

®“Syntroleum” is registered as a trademark and service mark in the U.S. Patent and Trademark Office.

Syntroleum Announces 2Q 2003 Results . . .

July 29, 2003

Syntroleum Corporation and Subsidiaries

Second Quarter 2003 Earnings* (Unaudited)

	Second Quarter		Year to Date
	2003	2002	2003	2002
Revenue
Joint Development	$12,327	$3,790	$13,122	$4,430
Real Estate Sales	338	436	1,042	880
Licensing	—	—	—	—
Other	370	—	370	—

Total Revenue	13,035	4,226	14,534	5,310

Cost of Real Estate Sales	222	292	709	624

Expenses
DOE/Catoosa Project	3,577	1,950	14,379	2,294
R&D/Engineering	1,939	4,466	4,254	8,295
G&A and Other	4,769	4,636	8,932	8,361

Total Expense	10,285	11,052	27,565	18,950

Earnings (loss) from Operations	$2,528	$(7,118)	$(13,740)	$(14,264)

Other Income(Expense)	(2,486)	204	(2,517)	579
Taxes	(19)	(17)	(40)	(30)

Net Earnings (loss)	$23	$(6,931)	$(16,297)	$(13,715)

Earnings Per Share

Basic and Diluted Earnings Per Share	$0.00	$(0.21)	$(0.48)	$(0.42)

Weighted Average Shares Outstanding	33,760	33,185	33,727	32,995

* All numbers in thousands except earnings per share.

Syntroleum Announces 2Q 2003 Results . . .

July 29, 2003

Syntroleum Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	June 30, 2003	December 31, 2002
	(Thousands)	(Thousands)
Assets
Cash and cash equivalents	$14,499	$14,611
Total other current assets	4,737	5,815
Total non-current assets	23,531	26,885

Total Assets	$42,767	$47,311

Liabilities and Stockholder’s Equity

Total current liabilities	$3,640	$6,800
Other non-current liabilities	599	283
Long-term debt	1,782	1,432
Convertible debt	17,517	4,466
Deferred revenue	34,588	35,875
Minority interests	483	2,445

Total Liabilities	58,609	51,301

Total Stockholder’s Equity	(15,842)	(3,990)

Total Liabilities and Equity	$42,767	$47,311